         AMENDMENT TO ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT


     This Amendment, dated as of the 1st day of April, 2000 made by and between Stratton Growth Fund, Inc. (the "Company") operating as a registered investment company under the Investment Company Act of 1940, as amended, and PFPC, Inc.
(PFPC), a Delaware corporation (collectively, the "Parties").

          WHEREAS, the Parties originally entered into an Accounting Services Agreement dated as of June 1, 1988 and an Administration Agreement dated as of March 1, 1990 (the "Agreements"), as amended February 28, 1999, wherein PFPC agreed to provide certain services to the Company; and

     WHEREAS, the Parties wish to amend the Agreements to extend the term of the Agreement and revise Schedule "B" to the Agreements;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     1. The Agreements shall continue until terminated by the Company or by PFPC on ninety (90) days' prior written notice to the other party. In the event the Company gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by PFPC, will be borne by the Company.

     2. Schedule "B" to the Agreements shall be deleted and replaced with the attached Schedule "B".


     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one typewritten page, together with amendment Schedule "B", to be signed by their duly authorized officers as of the day and year first above written.


Stratton Growth Fund, Inc.          PFPC Inc.



__________________________          _______________________________
By:  James W. Stratton              By:  Stephen M. Wynne
     Chairman                            Executive Vice President

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                                                                      Schedule B
                                                                      ==========
                             Compensation Schedule
                                      For
                           Stratton Growth Fund, Inc.


Fees Related to Administration and Accounting Services
(Effective April 1, 2000)

Asset Based Fees:

The following annual fee will be calculated based upon each portfolio's average net assets and payable monthly:

 .10% of first $250 million of average net assets;
 .075% of next $250 million of average net assets;
 .05% of next $250 million of average net assets; and .03% of average net assets in excess of $750 million.

Minimum Monthly Fee:

$7,500 for each portfolio, excluding out-of-pocket expenses.

For funds below $50 million, a 25% discount will be applied to the minimum fee.

Out-of-Pocket Expenses:

Federal Express, cost to obtain independent security market quotes, processing fees related to initial Blue Sky filings, cost of access to data warehouse system, travel to/from Board meetings, etc.